As filed with the Securities and Exchange Commission on July 21, 2006.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Cambridge Heart, Inc.

(Exact Name of Registrant as Specified in its Charter)

Massachusetts	13-3679946
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1 Oak Park Drive

Bedford, Massachusetts 01730

(Address of Principal Executive Offices, Including Zip Code)

Cambridge Heart, Inc. 2001 Stock Incentive Plan

(Full Title of the Plan)

David A. Chazanovitz President and Chief Executive Officer Cambridge Heart, Inc. 1 Oak Park Drive Bedford, MA 01730 (781) 271-1200	Copy to: Michelle L. Basil, Esq. Nutter, McClennen & Fish, LLP 155 Seaport Boulevard Boston, MA 02210-2604 (617) 439-2000
(Name, Address, and Telephone Number, Including Area Code, of Agent for Service)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.001 par value	1,750,000 shares	$2.24(2)	$223,500(2)	$23.91

(1)	This registration statement covers up to 1,750,000 shares of common stock that may be issued under the Cambridge Heart, Inc. 2001 Stock Incentive Plan. In accordance with Rule 416 under the Securities Act of 1933, as amended, this registration statement shall also be deemed to cover an indeterminate number of shares that may become issuable under the Plan as a result of a stock dividend, stock split, or other recapitalization.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) under the Securities Act of 1933, as amended, based on the average of the high and low sale prices per share of the common stock as reported on the OTC Bulletin Board on July 14, 2006.

REGISTRATION OF ADDITIONAL SECURITIES

The Board of Directors of Cambridge Heart, Inc., a Delaware corporation (the “Company”), adopted an amendment of the Company’s 2001 Stock Incentive Plan, which was approved by the Company’s stockholders at their annual meeting on June 10, 2005. The Company is filing this registration statement to register an additional 1,750,000 shares of common stock that may be issued under the 2001 Stock Incentive Plan, as amended. Pursuant to General Instruction E to Form S-8, the contents of the Company’s Registration Statement on Form S-8 filed with the Securities and Exchange Commission on November 1, 2001 (File No. 333-72648), as amended by the Company’s Registration Statement on Form S-8 filed with the Securities and Exchange Commission on August 22, 2003 (File No. 333-85246) are incorporated by reference into this registration statement except to the extent supplemented, amended or superceded by the information set forth herein. Only those items of Form S-8 containing new information not contained in the earlier registration statements are presented herein.

Item 8. Exhibits.

See the Exhibit Index immediately preceding the Exhibits attached hereto.

Item 9. Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 and Section 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bedford, Commonwealth of Massachusetts, on July 21, 2006.

CAMBRIDGE HEART, INC.

By:	/s/ David A. Chazanovitz
David A. Chazanovitz
President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints David Chazanovitz, Roderick de Greef and Michelle L. Basil, and each of them, with full power to act without the others, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the undersigned and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or advisable to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ David A. Chazanovitz David A. Chazanovitz	Chief Executive Officer and Director (Principal Executive Officer)	July 21, 2006

/s/ Roderick de Greef Roderick de Greef	Chief Financial Officer (Principal Financial and Accounting Officer)	July 21, 2006

/s/ Richard J. Cohen Richard J. Cohen	Director	July 21, 2006

/s/ Kenneth Hachikian Kenneth Hachikian	Director	July 21, 2006

/s/ Robert P. Khederian Robert P. Khederian	Director	July 21, 2006

/s/ Jeffrey J. Langan Jeffrey J. Langan	Director	July 21, 2006

/s/ Reed Malleck Reed Malleck	Director	July 21, 2006

EXHIBIT INDEX

Exhibit No.

3.1	Restated Certificate of Incorporation of the Registrant is incorporated herein by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-04879).

3.2	Certificate of Amendment of Restated Certificate of Incorporation of the Registrant is incorporated herein by reference to Exhibit 3.2 to the Registrant’s Form 10-K for the fiscal year ended December 31, 2001 (File No. 0-20991).

3.3	Certificate of Amendment of Restated Certificate of Incorporation of the Registrant is incorporated by reference to Exhibit 3.3 to the Registrant’s Form 10-K for the fiscal year ended December 31, 2003 (File No. 0-20991).

3.4	Certificate of Designations of the Preferred Stock of the Registrant to be Designated Series A Convertible Preferred Stock, dated as of May 12, 2003 is incorporated herein by reference to Exhibit 3.3 to the Registrant’s Current Report on Form 8-K dated May 13, 2003 (File No. 0-20991).

3.5	Certificate of Designation of Preferences, Rights and Limitations of Series B Convertible Preferred Stock, dated as of December 6, 2004 is incorporated herein by reference to Exhibit 3.5 to the Registrant’s Current Report on Form 8-K dated December 7, 2004 (File No. 0-20991).

3.6	Certificate of Amendment of Amended and Restated Certificate of Incorporation of the Registrant is incorporated herein by reference to Exhibit 3.6 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 (File No. 0-20991).

3.7	By-Laws of the Registrant, as amended is incorporated herein by reference to Exhibit 3.3 to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-04879).

4.1	Specimen Certificate for shares of Common Stock, $.001 par value, of the Registrant is incorporated herein by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-04879).

4.2	See Exhibits 3.1, 3.2, 3.3, 3.4. 3.5, 3.6 and 3.7 for provisions of the Registrant’s certificate of incorporation, certificate of designations and by-laws defining the rights of holders of common stock.

5	Opinion of Nutter, McClennen & Fish, LLP.

23.1	Consent of Nutter, McClennen & Fish, LLP (contained in Exhibit 5).

23.2	Consent of Vitale, Caturano & Company Ltd.

23.3	Consent of PriceWaterhouseCoopers LLP.

24	Power of Attorney (included on the signature page of this Registration Statement).

99	2001 Stock Incentive Plan is incorporated herein by reference to Appendix A to the Registrant’s Definitive Proxy Statement dated May 9, 2005.